LIMITED POWER OF ATTORNEY FOR
SECTION 16 REPORTING OBLIGATIONS


	The undersigned, an executive officer of The Southern Company, hereby makes, constitutes, and appoints Myra C. Bierria, Lindsay T. McClelland, Marcia R.
DeMar and Laura O. Hewett, my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and
Exchange Commission Form ID and Initial Statement of Beneficial Ownership of
Securities, Statement of Changes in Beneficial Ownership, and Annual Statement
of Changes in Beneficial Ownership, on Forms 3, 4, and 5, respectively, and any appropriate amendment or amendments thereto.

	This power of attorney shall remain in effect until my obligation to file the aforementioned reports as an executive officer of The Southern Company ceases, unless earlier revoked by me by written document delivered to the Corporate
Secretary of The Southern Company.


	Effective the 17th day of October, 2023.

        /s/ Shantella E. Cooper